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                                                                   EXHIBIT 10.15


                              CONSULTING AGREEMENT


         This CONSULTING AGREEMENT (the "AGREEMENT") dated as of May 1, 1996, is by and between:


         VISTA LASER CENTERS OF THE PACIFIC, INC., a corporation incorporated under the laws of the State of Nevada (herein called the "COMPANY"); and

         GRIFFIN & REED EYE CARE, INC., a California corporation (herein called "G&R"), which has access to the services of DR. J. ROBERT GRIFFIN, a California resident (herein called the "PROFESSIONAL").


                                R E C I T A L S:

         A. The Company, upon completion of an initial public offering of securities by the Company generating at least $3,000,000 in net cash proceeds to the Parent (the "IPO"), will own and manage outpatient surgical centers (the "LVC CENTERS") providing facilities, equipment and various support services to qualified ophthalmologists and optometrists for vision correction by use of advanced laser technology, focusing in particular on laser vision correction of common refractive disorders such as myopia, hyperopia and astigmatism;

         B. G&R has the authority to contract to provide services of the Professional and the Professional has substantial experience in vision correction by use of advanced laser technology; and

         C. The Company desires to obtain certain training and consulting services of the Professional;

         NOW, THEREFORE, the parties hereto covenant and agree as follows:


         1. CERTAIN DEFINITIONS. For the purposes of this Agreement, the following capitalized terms are defined as follows:

         "LASER PROCEDURES" shall mean surgical procedures for vision correction and related patient eye care treatment by use of laser equipment including, without limitation, photorefractive keratectomy ("PRK"), laser assisted in situ keratomileusis ("LASIK"), phototherapeutic keratectomy ("PTK"), laser thermalkeratoplasty ("LTK") and laser sclerostomy ("LS").

         "MDS" shall mean duly licensed ophthalmologists designated by the Company
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to receive training in Laser Procedures.

         "ODS" shall mean duly licensed optometrists designated by the Company to receive training in Laser Procedures.

         "LVC PATIENT TREATMENTS" shall mean, collectively, Procedures, Re-Op Procedures, Post-Op Care and any other vision eye care services rendered for patients by licensed MDs and ODs. A "PROCEDURE" shall mean a refractive surgical procedure for treatment of a patient's eye (bilateral treatment of both eyes shall be considered two Procedures for purposes hereof). A "RE-OP PROCEDURE" shall mean a Procedure for treatment of a patient's eye required to correct or adjust a previous Procedure as to the same eye. For the purposes hereof, a Procedure for a single eye and any related Re- Op Procedure arising as a result of such Procedure shall all be considered one LVC Patient Treatment. "POST-OP CARE" shall mean post-operative care performed with respect to Procedures and Re-Op Procedures.


         2. ENGAGEMENT OF CONSULTANT. The Company hereby engages G&R to provide the services of the Professional to the Company in the following capacities, and the Professional hereby accepts such engagement:

         (a) Commencing as of approximately May 1, 1996, G&R consents to the Professional's appointment as the Chairman of the Board of the Company's Board of Directors and to being named in that capacity in the Company's registration statement for its IPO. G&R will cause the Professional to devote such time as is reasonably required by the Company and acceptable to G&R for the Professional to conduct his duties as Chairman of the Board including, in such capacity, attendance and participation in: (i) meetings of the Company's Board of Directors; (ii) presentations from time to time to groups of prospective MDs and ODs; and (iii) seminars with prospective investor groups in connection with capital formation and promotional programs of the Company. The Company agrees to use its best efforts to schedule such meetings, presentations and seminars at mutually convenient times and places to insure that such employment services shall not conflict with professional service obligations of the Professional to his patients or other professional commitments of the Professional.

         (b) During the term of this Agreement, G&R agrees to cause the Professional to assume responsibility for managing the Company's program for, and to also conduct and participate in, training and education seminars for MDs and ODs in the use and performance of Laser Procedures for vision correction and treatment. Such services shall be rendered by the Professional at mutually convenient times and places, and shall not conflict with professional service obligations of the Professional to his patients or his other professional commitments.

                  The Professional will recommend standards, for review and approval by


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the Company's Board of Directors with the advise and consent of the Company's
Medical Advisory Board, to establish a program of credentialing MDs and ODs in various aspects of Laser Procedures and LVC Patient Treatments. The parties contemplate that full accreditation will occur only for MDs and ODs who achieve and maintain levels of professional care, continuing education and frequent practice necessary to demonstrate professional competence in rendering LVC Patient Treatments in accordance with standards established by the Company's Medical Advisory Board or the Executive Committee thereof designed to assure that such MDs and ODs attain levels of professional competence and excellence.

         (c) Following the completion of the IPO, G&R agrees to cause the Professional to render professional consulting services to the Company concerning the establishment of ethical standards and procedures for Laser Procedures at the Company's LVC Centers, provided that such services shall not conflict with professional service obligations of the Professional to his patients or his other professional commitments.

G&R and the Professional hereby accept such engagement, all subject to the terms and conditions set forth in this Agreement. G&R represents and warrants that at all times during the term of this Agreement, the Professional will own a portion of the issued and outstanding capital stock of G&R.

         3. COVENANTS AND AGREEMENTS OF THE COMPANY. Following the effective date of the IPO and during the term of this Agreement, the Company covenants and agrees as follows:

                  (a) to maintain a LVC Center in Sacramento, California meeting all ethical and professional standards prescribed by the Company's Medical Advisory Board, and complying with all standards required by applicable laws and regulations, equipped with state-of-the-art equipment appropriate for LVC Care.

                  (b) to establish and maintain, as soon as a determination to do so is made by the Company's Board of Directors, at least two additional LVC Centers in California meeting all ethical and professional standards prescribed by the Company's Medical Advisory Board, and complying with all standards required by applicable laws and regulations, equipped with state-of-the art laser equipment to perform Laser Procedures permitted for commercial use in the jurisdiction in which such LVC Center is located.

                  (c) to establish a Medical Advisory Board to the Company consisting of ophthalmologists and optometrists who will meet and confer each year at the American Academy of Ophthalmology annual meeting and at additional meetings, if any, as may be called from time to time by the Executive Committee of the Medical Advisory Board.


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                  (d) to obtain and maintain (i) an officers' and directors'
errors and omissions insurance policy to insure individual officers and directors against liabilities and expenses for their acts and omissions in such capacities, and (ii) a professional medical errors and omissions insurance policy to insure the Professional against liabilities and expenses for his acts and omissions relating to the practice of medicine in connection with services rendered hereunder.

         The Executive Committee of the Company's Medical Advisory Board shall consist of approximately five ophthalmologists, one of whom shall be the Professional for the term of this employment agreement, and approximately five optometrists who meet credential requirements established by the Board of Directors with the advise and consent of the Company's Medical Advisory Board or its Executive Committee. The Executive Committee shall also establish credential requirements for ophthalmologist and optometrist members of the Company's Medical Advisory Board, shall administer the Medical Advisory Board and shall provide consulting services to the Company relating to the Company's business, operations and facilities standards. The initial members of the Medical Advisory Board will be appointed by the Company's Board of Directors, and shall be compensated for their services as members of the Company's Medical Advisory Board as determined in accordance with policies established from time to time by the Company's Board of Directors in accordance with applicable laws and regulations.


         4. COMPENSATION.

         4.1. In consideration of the services to be rendered by the Professional hereunder, and subject to applicable laws, rules and regulations of any entity or governing body of competent jurisdiction, the parties covenant and agree that the Company shall pay G&R the following compensation during the term of this Agreement:

                  (a) For the Professional's services as the Chairman of the Board and related activities, cash compensation in the amount of $120,000 per annum. Such compensation shall be paid at the rate of $10,000 per month on or before the fifth day of each month for the balance of the term of this Agreement, commencing with May 1996.

                  (b) As compensation for G&R's and the Professional's efforts on behalf of the Company in its organization and formation since February 5, 1996, the sum of $30,000 cash upon the execution of this Agreement.

                  (c) G&R shall be paid a year-end bonus within 100 days of the Company's fiscal year-end of up to 50% of the base compensation stated in
Section 4.1(a) above (maximum year-end bonus - $60,000). This year-end bonus will be based upon the Professional or the Company achieving specific goals related to the Company's business and operations as established by the Company's Board of


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Directors. The Company's Board of Directors shall establish and advise G&R of these specific goals no later than June 30, 1996.

         4.2. Nothing herein shall be deemed to preclude the Company from awarding additional compensation or benefits to G&R during the term of this Agreement, upon approval of Company's Board of Directors, whether in the form of additional compensation, bonuses, fringe benefits, or otherwise.

         4.3. G&R shall reimburse the Company for any penalties, fines and damages levied by any state, federal or local taxing authority as a result of the Company's paying G&R pursuant to this Agreement, instead of paying the Professional as an employee.


         5. SEVERABILITY AND AGREEMENT TO REFORM. The parties hereto agree that the covenants and agreements contained in this Agreement shall be construed as if the covenants and agreements are divided into separate and distinct covenants in respect of each of the obligations of the parties hereunder. Nothing in this Agreement is intended or shall be construed as requiring any act or agreement in violation of law or of applicable rules and regulations of any entity or governing body having competent jurisdiction of the subject matter, whether now in effect or as the same may be amended or become effective during the term of this Agreement. Should any provisions of this Agreement be determined to be unenforceable, in violation of public policy, or contrary to applicable laws, rules or regulations of any entity of governing body having competent jurisdiction, the parties covenant and agree promptly to amend and reform this Agreement for the purpose of deleting any such provisions and to substitute therefor such alternative provisions for the purposes of implementing, to the extent possible in compliance with applicable law, rules and regulations, (i) either the intention of the parties in entering into this Agreement and the economic relationships between them as originally contemplated herein, or (ii) a fair and equitable adjustment of the remaining provisions of this Agreement to compensate any party injured by the deletion of one or more portions of this Agreement. Subject to the foregoing provisions of this paragraph in the event any covenant or other provision contained in this Agreement shall be deemed to be illegal, unenforceable or unreasonable by a court or other entity or governing body of competent jurisdiction, such determination shall not affect the enforceability of the remaining covenants and provisions of this Agreement, all of which shall remain enforceable to the extent permitted by law.


         6. TERM AND TERMINATION.

         6.1. The initial term of this Agreement shall commence effective with the execution and delivery of this Agreement by all parties hereto, and shall continue for a period of two (2) years following the effective date of the IPO, unless earlier terminated in accordance with the following provisions:


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                  6.1.1. In the event the Company's IPO has not been
successfully completed on or before December 31, 1996, this Agreement may be terminated by G&R at its sole discretion at any time thereafter upon written notice to the Company. If this Agreement is terminated in accordance with this
Section 6.1.1, the parties shall be released from all obligations hereunder.

                  6.1.2. In the event the Company shall be in material breach of any covenant or agreement on its part to be performed in this Agreement, this Agreement may be terminated by G&R at his sole discretion at any time thereafter upon thirty (30) days prior written notice to the Company unless such material breach has been cured during such 30 day period of grace. The inability of the Professional to render employment services by reason of force majeure shall not be deemed a material breach unless the Company is unable to place its LVC Center facilities in a condition suitable for the performance of employment services by the Professional in keeping with high medical standards of professional care within a reasonable period. Any such termination of this Agreement shall not relieve the parties hereto of obligations incurred through the effective date of termination.

                  6.1.3. In the event G&R or the Professional shall be in material breach of any covenant or agreement on their part to be performed in this Agreement, this Agreement may be terminated by the Company at any time thereafter upon thirty (30) days prior written notice to G&R unless such material breach has been cured during such 30 day period of grace. The inability of the Professional to render employment services by reason of disability shall not be deemed a material breach unless such inability is continuous for a period of at least six (6) consecutive months. Any such termination of this Agreement shall not relieve the parties hereto of obligations incurred through the effective date of termination.

         6.2. Upon the expiration of the initial term of this Agreement, this Agreement shall be automatically renewed for successive periods of one (1) year each unless any party hereto shall provide the other parties with written notice of its intent to terminate this Agreement at least three (3) months prior to the expiration of the then current term of this Agreement or any renewal thereof.


         7. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, postage prepaid, or by commercial overnight courier (such as Federal Express, DHL, etc.) with written verification of receipt, to its last known principal office or residence in the case of G&R or to its last known principal office in the case of the Company.


         8. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed by a waiver of any subsequent breach.


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         9. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.


         10. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Company. G&R may assign all or any portion of the benefits of this Agreement to any corporation beneficially owned by the Professional, but shall not assign any of the Professional's duties under this Agreement since the parties hereby agree such are personal and unique to the Professional.

         11. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties as to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.


         IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day first written above.



"G&R"                             GRIFFIN & REED EYE CARE, INC.

                                  By:__________________________________________
                                     Dr. J. Robert Griffin, President


"Professional"                       __________________________________________
                                       Dr. J. ROBERT GRIFFIN


"Company"                         VISTA LASER CENTER OF THE PACIFIC, INC.


                                  By:__________________________________________
                                      David P. Bates, President


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